EXCLUSIVE LICENSING AGREEMENT

THIS AGREEMENT made effective as of the 11 th day of October, 2004.

BETWEEN:

REMEDENT INC

Guy De Vreese

Xavier de Cocklaan 42

9831 Deurle

Belgium

(the “Licensee”)

OF THE FIRST PART

- and -

Dr. Dan Darnell

508 Bango Ave

Hanceville AL 35077

(the “Licensor”)

OF THE SECOND PART

WHEREAS:

A.

Licensor is engaged in research and development for the purpose of creating the Heated Dental Tray (the “Product”), for which patent as set out in Schedule “A” to this Agreement have been granted. (the “Patent Rights”);

B.

Licensor has acquired processes, trade secrets, manufacturing techniques, marketing surveys and know-how during the development of the Product, which shall be collectively referred to as the “Licensed Rights”

C.

Licensor desires to provide to Licensee and Licensee desires to acquire from Licensor an exclusive right to manufacture, market and distribute the Product and to provide the Patent Rights and the Licensed Rights for the Territory (as hereinafter defined);

D.

The parties hereto desire to set forth the terms and conditions of an irrevocable, absolute, exclusive and indivisible license for the Territory to manufacture, market and distribute the Product and to set forth the terms and conditions by which Licensee obtains the exclusive rights to the Patent Rights and the Licensed Rights.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties hereby agree as follows:

Article I - Interpretation

1.1	Definitions

Unless otherwise specifically set out herein, the following words and phrases shall have the following meanings wherever used in this Agreement;

(a)	“Agreement” means this Agreement, and any schedules and attachments hereto;
(b)

“Force Majeure” means, in relation to either party, any circumstances beyond the reasonable control of that party (including, without limitation, any strike, lockout or other form of industrial action);

(c)	“Gross Sales” means all units sold by Licensee from the Product less any	returns.
(d)

“Intellectual Property” means any patent, copyright, registered design, trade mark or other industrial or intellectual property right, including the names Heated Dental Tray subsisting in the Territory in respect of the Product, as listed in Schedule “A”, and includes any improvements thereto;

(e)

“Product” means Dental Heated Tray and any and all developments and improvements made thereto, whether those improvements are made or initiated by either Licensor or Licensee and extending to any use to which the Product, the developments and improvements thereto may be applied and not limited to the industry for which originally intended;

(f)	“Territory” means all countries of the world.

Article II - Exclusive License

2.1	Exclusivity

Licensor hereby grants to Licensee an irrevocable, absolute, exclusive and indivisible license to manufacture, market, distribute and sell the Product in the Territory and provides the Patent Rights and the Licensed Rights to Licensee for its exclusive use in the Territory, and Licensee agrees to act in the capacity of licensee, subject to the terms and conditions of this Agreement.

2.2	Licensee Not an Agent

Licensee shall be entitled to describe itself as a “Manufacturer and Distributor” of the Product, but shall not hold itself out as an agent of Licensor for the sale of the Product or as being entitled to bind Licensor in any way.

2.3	Future Inventions

Licensor agrees to extend this Irrevocable, Absolute and Exclusive Licensing Agreement to include any and all future patents, patent applications, trade marks, trade mark applications, inventions, improvements in products, process and manufacturing techniques falling within the scope of the Licensed Rights.

2.4	Disclosure Service

Licensor agrees to disclose to Licensee all manufacturing processes, techniques and trade secrets necessary to properly exploit the license granted, and to make no charge therefor.

2.5	Termination

Notwithstanding any provisions contained herein to the contrary, this irrevocable, absolute, exclusive and indivisible license shall not be terminated.

2.6	Restrictions on Use

Licensor agrees that it will not during the term of this Agreement knowingly permit others to use the Intellectual Property, processes, trade secrets or knowledge disclosed by it to Licensee pursuant to the terms of this Agreement, and that it will keep all processes and confidential information secret; and that Licensor shall not use and shall have no right to use any of the trade marks, inventions, Patent Rights, Licensed Rights or Intellectual Property for the use of which it was licensed, or any part thereof.

2.7	Confidentiality

Licensor acknowledges the proprietary right of Licensee to all Intellectual Property disclosed to it pursuant to this Agreement, and covenants with Licensee to keep confidential and secret all Intellectual Property disclosed to it pursuant to this Agreement.

Article III - Royalty

3.1	Quantum

Licensee agrees to pay a royalty to Licensor equal to one us dollar on all unit sales sold in the United States (territory covered by the patents referred to in Appendix A) up to 100 000 units per 12 month period.

75 usd cents per unit sold in the United States for quantities between 100 001 and 250 000 units per 12 month period

50 usd cents per unit sold in the United States for quantities over 250 000 units per 12 month period.

3.2	Quarterly Payments

Royalty payments shall commence on all sales of the Product. Royalty payments shall be calculated quarterly, with the royalty fees for the preceding calendar quarter becoming due and payable on the forty-fifth (45th) day following the end of any particular calendar quarter.

3.3	Subsidiaries

Royalty payments shall apply to all sales of Product and sales by all corporations or similar entities of which Licensee holds a greater than fifty-one percent (51%) equity interest, which shall be defined as an interest entitled to vote, receive dividends and share in the growth of such entity.

3.4	Minimum royalties

A minimum royalty payment per 12 month period is set at 100 000 usd (one hundred thousand us dollars)

If licensee fails to reach the minimum royalty payment of 100 000 usd. Licensor has the right to cure by making an extra payment to make up the difference. If licensee fails to do so all rights under the patents as described in Appendix A will revert back to licensor. Licensee will be able to continue to market and service the product on a non exclusive basis. Licensee will under this case be obligated to continue to pay the royalties as described in 3.1.

Article IV - Representations and Warranties

4.1	Representations and Warranties of Licensor

Licensor hereby represents and warrants to Licensee as follows and acknowledges that Licensee is relying on such representations and warranties:

(a)	Licensor has all requisite power, authority and right to enter into and deliver this Agreement and to perform its obligations hereunder;
(b)

the consummation of the transactions contemplated hereby will not violate or conflict with any of the provisions of the constating documents or by-laws of Licensor, any provision of any agreement or instrument to which Licensor is a party or by which it is bound or any judgment, decree, order, law, statute, rule or regulation applicable to Licensor;

(c)

Licensor is an individual residing in the State of Alabama with all necessary power to own its property and carry on its business, is duly licensed and registered to carry on business in each of the jurisdictions in which it operates, and has made all necessary filings under all applicable corporate, securities or taxation laws or any other law to which Licensor is made subject which, had such filings not been made, would have a material adverse effect on Licensor or its business operations;

(d)

this Agreement has been fully authorized, executed and delivered by Licensor and all other documents executed and delivered hereunder in relation to the granting of the exclusive, indivisible, non-transferable license by Licensor shall have been duly authorized, executed and delivered and this Agreement does, and such other documents will, constitute legal, valid and binding obligations of Licensor enforceable in accordance with their respective terms;

(e)	Licensor is a resident of the United States of America and is as such bound by the Taxation rules regarding royalty in the United States.
(f)

Licensor has the right to grant this exclusive, indivisible, non-transferable license to Licensee, for the Territory, including the right to grant the Licensed Rights to Licensee in accordance with the terms of this Agreement;

(g)

Licensor is the owner of the Intellectual Property and that it has the sole right to grant this exclusive license; and it further warrants that it has granted no prior license and that there is no outstanding license granted by it covering the Product, the Intellectual Property or the Licensed Rights and that this exclusive license is granted free from all encumbrances, liens or actions of any nature whatsoever.

4.2	Representations and Warranties of Licensee

Licensee hereby represents and warrants to Licensor as follows and acknowledges that Licensor is relying on such representations and warranties:

(h)	Licensee has all requisite power, authority and right to enter into and deliver this Agreement and to perform its obligations hereunder;
(i)

the consummation of the transactions contemplated hereby will not violate or conflict with any of the provisions of the constating documents or by-laws of Licensee, any provision of any agreement or instrument to which Licensee is a party or by which it is bound or any judgment, decree, order, law, statute, rule or regulation applicable to Licensee;

(j)

Licensee is a valid and subsisting corporation under the laws of Nevada with all necessary power to own its property and carry on its business, is duly licensed and registered to carry on business in each of the jurisdictions in which it operates, and has made all necessary filings under all applicable corporate, securities or taxation laws or any other law to which Licensee is made subject which, had such filings not been made, would have a material adverse effect on Licensee or its business operations;

(k)

this Agreement has been fully authorized, executed and delivered by Licensee and all other documents executed and delivered hereunder in relation to the granting of the exclusive, indivisible, non-transferable license to Licensee shall have been duly authorized, executed and delivered and this Agreement does, and such other documents will, constitute legal, valid and binding obligations of Licensee enforceable in accordance with their respective terms;

(l)	Licensee is a resident of the United States of America and is as such bound by the Taxation rules regarding royalty in the United States
(m)

in order that the royalties payable under this Agreement may be determined and the reports provided for herein be verified, Licensee shall keep full, accurate and complete records and books of account relating to its operation under this license for the accurate determination of royalties to made under this Agreement. All of the records and books of account of Licensee necessary for the determination of the royalty payments to be made shall be open at all reasonable times during business hours during the term of this Agreement for the inspection and audit of duly authorized independent chartered accountants designated by Licensor in order to ascertain the accuracy of the royalty payments made by Licensee. The chartered accountants shall be entitled to make notes and copies of any information contained in the records and accounts which would be applicable to the royalty obligation and to report such information to Licensor;

(n)

Licensee shall deliver to Licensor quarterly reports within thirty (30) days of the end of each respective quarter in each and every year during the Term. Each report will show the total amount of money received by Licensee in the preceding quarter relating to the sale, lease, rental or other payments received from the Products in respect of which a royalty is payable, and each report shall be accompanied by payment to Licensor of the full amount shown by the report to be payable to Licensor;

(o)

Licensee shall, with all reasonable dispatch, manufacture, initiate marketing promotions and sell the Product in the Territory and will use its best efforts to promote, continue and increase sales of the Product throughout the Territory.

4.3	Survival

The representations and warranties of the parties contained in this Article shall be true as at the date hereof and at the closing date and shall survive closing.

Article V - Production of the Product

5.1	Assistance by Licensor to Licensee

Following the execution of this Agreement and for the purpose of facilitating the manufacture of the Product, Licensor shall:

(a)	promptly make available to Licensee all technical information on Licensor’s developments, techniques and practices concerning the construction and use of the Product;

(b)

give to Licensee, its agents and servants, if and whenever so required by Licensee, any assistance, explanation and information and make known to Licensee all drawings and blueprints as are available to Licensor, or as are in its possession or as are used by Licensor for the manufacture of the Product, and upon written request by Licensee, send within a reasonable time to any designated manufacturing plants of Licensee those of its personnel who are qualified to provide advice, information and assistance; provided that, if personnel are sent, Licensee shall pay to Licensor at its request all travelling and general living expenses of such personnel;

(c)

make available to Licensee from time to time technical information regarding any improvements made or designs pertinent to the manufacture of the systems and components comprising the Product; and make available to Licensee promptly after the filing of their respective applications, information regarding improvements on which Licensor may apply for letters patent.

5.2	No Increase in Royalty

Licensor and Licensee agree that there will be no increased in the royalty rate payable by Licensee for any improvements made to the Product by either party and each party further agrees that Licensee shall have the unfettered right to incorporate any such improvements into any or all Products manufactured by it.

Article VI - Intellectual Property

6.1	Protecting Intellectual Property

Licensor shall, at the expense of Licensee, take all such steps as Licensee may reasonably require to assist Licensee in maintaining the validity and enforceability of any and all proprietary rights in the Intellectual Property owned by Licensee.

6.2	Infringement

If either party shall have information that the Intellectual Property or licensed claim is being infringed or that any person has attempted to infringe such property, the information with respect to such infringement or attempted infringement shall be promptly transmitted to the other party, whereupon Licensor will be obliged to enter suit to prevent infringement, and to prosecute and do all acts reasonably necessary to maintain the exclusive rights to the Intellectual Property and the exclusive rights provided herein, and Licensee shall reimburse Licensor for all reasonable costs of so doing upon receipt of evidence of such cost.

Article VII - Force Majeure

7.1	Notification

If either party is affected by Force Majeure, it shall forthwith notify the other party of the nature and extent thereof.

7.2	No Breach

Neither party shall be deemed to be in breach of this Agreement, or otherwise be liable to the other party, by reason of any delay in performance or non-performance of any of its obligations hereunder, to the extent that such delay or non-performance is due to any Force Majeure of which it has notified the other party and the time for performance of that obligation shall be extended accordingly.

7.3	Continuance

If the Force Majeure in question prevails for a continuous period in excess of three (3) months, the parties shall in good faith enter into discussions with a view to alleviating its effects, or to agreeing upon such alternative arrangements as may be fair and reasonable.

Article VIII - General

8.1	No Waiver

No failure or delay on the part of Licensor to exercise its right of termination or cancellation on any default by Licensee shall be construed to prejudice Licensor’s right of termination or cancellation for default.

8.2	Succession

This Agreement shall be binding upon and, except as otherwise provided, shall enure to the benefit of the legal successors or representatives of the parties, and to the assigns of Licensor, but this Agreement and any rights granted hereunder shall not be assigned by Licensee, except in accordance with this Agreement or with the written consent and approval of Licensor.

8.3	Entire Agreement

The making, execution and delivery of this Agreement by Licensee has been induced by no representation, statements, warranties or agreement other than those expressed in this Agreement. This Agreement embodies the entire agreement of the parties and there are no further or other agreements or understandings, written or oral, in effect between the parties, relating to the subject matter hereof.

8.4	Notices

All notices required or permitted to be given pursuant to this Agreement shall be delivered by hand to the party for which it is intended, or sent by telex, fax, telegram, electronic email or other form of transmitted or electronic message or sent by prepaid courier directly to such party at the following addresses, respectively:

Licensee : Remedent Inc. Xavier de Cocklaan 42 – 9831 Deurle – Belgium

To the attention of Guy De Vreese (chairman)

Licensor : Dr. Dan Darnell – 508 Bango Avenue Hanceville Alabama 35077 United States.

or at such other address as either party may stipulate by notice to the other. Any notice delivered by hand or prepaid courier or sent by facsimile or electronic email shall be deemed to be received on the date of actual delivery thereof. Any notice so sent by telex, telegram or similar form of transmitted message shall be deemed to have been received on the next day following transmission.

8.5	Headings

The division of this Agreement into Articles, Sections and paragraphs and the insertion in this Agreement of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

8.6	Governing Law and Submission to Jurisdiction

This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada and the parties hereto hereby submit to the jurisdiction of the courts of the State of Nevada USA.

8.7	Enurement

This Agreement shall enure to the benefit of and be binding upon the parties hereto, their heirs, executors, administrators, successors and permitted assigns.

IN WITNESS WHEREOF the parties hereto have executed this Agreement on the date first above written.

Per:_____________________________	Per:_____________________________

Schedule “A”

Intellectual Property

[attach copies of patent applications, technical drawings, etc]